UNITED FINANCIAL BANCORP, INC.
For More Information Contact:

FOR IMMEDIATE RELEASE	Dena M. Hall
Senior Vice President
413.787.1700

KEITH E. HARVEY TO RETIRE AS CHIEF OPERATING OFFICER
AT UNITED FINANCIAL BANCORP, INC.

J. Jeffrey Sullivan to take over as Chief Operating Officer and
 Charles R. Valade Promoted to Chief Lending Officer

WEST SPRINGFIELD, MA – September 24, 2012-- United Financial Bancorp, Inc. (the “Company”) (NASDAQ Global Select Market: UBNK), the holding company for United Bank (the “Bank”), announced today that Keith E. Harvey, Executive Vice President and Chief Operating Officer, will retire on December 31, 2012.  J. Jeffrey Sullivan, Executive Vice President and Chief Lending Officer will take over as COO upon Harvey’s retirement in December.  Effective November 1, 2012, Charles R. Valade will assume the responsibility of Chief Lending Officer.

“Keith’s decision to retire caps off a tremendously productive and successful 28-year career with United Bank,” said Richard B. Collins, President and CEO.  “Keith has been extensively involved in many of the changes that have transformed United Bank over the years and he will be missed.  We wish Keith and his family many happy and healthy years in retirement.”

“Both Jeff Sullivan and Charlie Valade are current members of our senior management team and I am delighted that we can fill both the COO and CLO positions from within our own ranks,” Collins said.  “We are excited about the future of United Bank.  Keith, Jeff and Charlie are already working closely with each other and I expect an effective and seamless transition in the months ahead.”

As EVP and Chief Operating Officer, Harvey has led the expansion of the Bank’s retail deposit and operations division, advancements in technology and electronic banking as well as franchise expansion efforts growing the Bank from eight branches in 1985 to 22 in 2012.  He oversees the Information Systems and Facilities Departments, the United Wealth Management Group and is also responsible for the Company’s Enterprise Risk Management program.

Sullivan currently serves as EVP and Chief Lending Officer with responsibility for commercial, residential mortgage and consumer lending.  He joined the Bank in 2003 after working previously at The Bank of Western Massachusetts and BayBank.  Under his leadership, United Bank has succeeded in significantly shifting its lending focus toward commercial lending.  As of June 30, 2012, commercial loans totaled approximately $700 million, which represented more than 60% of the Bank’s loan mix.  Sullivan is a graduate of Amherst College and holds a Professional MBA from the Isenberg School of Management at the University of Massachusetts, Amherst.  He and his family reside in Springfield, MA.

Valade currently serves as Executive Vice President in the Worcester Region.  He started his banking career at Mechanics Bank in Worcester, MA and has nearly 40 years of banking and commercial lending experience.  In 2001, Valade and a group of investors formed Commonwealth National Bank in Worcester.  He served as the President and CEO of Commonwealth National Bank from its inception until it was acquired by United Financial Bancorp in 2009.  In his new role, Valade will oversee all lending operations in Massachusetts and Connecticut.  He is a graduate of Nichols College. Valade and his family reside in Sutton, MA.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA 01090.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK.  As of June 30, 2012, the Company had total consolidated assets of $1.65 billion.  United Bank provides an array of financial products and services through its 16 branch offices and two express drive-up branches in the Springfield region of Western Massachusetts and six branches in the Worcester region of Central Massachusetts.  The bank also operates loan production offices located in Beverly, Massachusetts and Glastonbury, Connecticut.  On May 30, 2012, United Bank and New England Bancshares (“NEBS”) announced a definitive merger agreement, which will give the combined bank a major presence in northern Connecticut through the NEBS fifteen branch network.  The merger is expected to close in the fourth quarter of this year pending regulatory and shareholder approval.   Through its Wealth Management Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products.  For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com or on Facebook at facebook.com/bankatunited.